EXHIBIT 4.10
THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED BY THE HOLDER HEREOF FOR ITS OWN ACCOUNT FOR INVESTMENT WITH NO INTENTION OF MAKING OR CAUSING TO BE MADE A PUBLIC DISTRIBUTION OF ALL OR ANY PORTION THEREOF. SUCH SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.

No.	February , 2006
San Diego, California
ARTES MEDICAL, INC.
FORM OF WARRANT TO PURCHASE SERIES E PREFERRED STOCK
Void after February                     , 2011
     Artes Medical, Inc., a Delaware corporation (the “Company”), hereby certifies that, for value received,                      (including any successors and assigns, “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company at any time or from time to time before 5:00 PM Pacific time, on February ___, 2011 (the “Expiration Date”), fully paid and nonassessable shares of the Company’s Series E Preferred Stock (the “Warrant Shares”) under the terms set forth herein:
     1. Number of Warrant Shares; Exercise Price. This Warrant shall evidence the right of the Holder to purchase up to                      Warrant Shares at an initial exercise price per Warrant Share of $2.50 per share (the “Exercise Price”), subject to adjustment as provided in Section 7 below. This Warrant is issued pursuant to that certain Series E Preferred Stock and Warrant Purchase Agreement, dated February 3, 2006.
     2. Definitions. As used herein the following terms, unless the context otherwise requires, have the following respective meanings:
          (a) The term “Common Stock” shall mean the Common Stock of the Company.
          (b) The term “Company” shall include any company which shall succeed to or assume the obligations of the Company hereunder.
          (c) The term “Corporate Transaction” shall mean (i) a sale, lease transfer or conveyance of all or substantially all of the assets of the Company; (ii) a consolidation of the Company with, or merger of the Company with or into, another corporation or other business entity in which the stockholders of the Company immediately prior to such consolidation or merger own less than 50% of the voting power of the surviving entity immediately after such consolidation or merger; or (iii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company.
     3. Exercise Date; Expiration. Subject to the terms hereof, this Warrant may be exercised by the Holder at any time or from time to time before the Expiration Date (the “Exercise Period”).
     4. Exercise of Warrant; Partial Exercise. This Warrant may be exercised in full by the Holder by surrender of this Warrant, together with the Holder’s duly executed form of subscription attached hereto as Exhibit A, to the Company at its principal office, accompanied by payment, in cash or by certified or official bank check payable to the order of the Company, of the aggregate exercise price (as determined above) of the number of Warrant Shares to be purchased hereunder. The exercise of this Warrant pursuant to this Section 4 shall be deemed to have been effected immediately prior to the close of business on the business day on which this Warrant is surrendered to the Company as provided in this Section 4, and at such time the person in whose name any certificate for Warrant Shares shall be issuable upon such exercise shall be deemed to be the record holder of such Warrant Shares for all purposes. As soon as practicable after the exercise of this Warrant, the Company at its expense will cause to be issued in the name of and delivered to the Holder, or as the Holder may direct, a certificate or certificates for the number of fully paid and nonassessable full shares of Warrant Shares to which the Holder shall be entitled on such exercise, together with cash, in lieu of any fraction of a share, equal to such fraction of the current fair market value of one full Warrant Share as determined in good faith by the Board of Directors, and, if applicable, a new warrant evidencing the balance of the shares remaining subject to the Warrant.
     5. Net Issuance.
     (a) Right to Convert. In addition to and without limiting the rights of the Holder under the terms of this Warrant, the Holder shall have the right to convert this Warrant (the “Conversion Right”) into Warrant Shares as provided in this Section 5 at any time or from time to time during the Exercise Period. Upon exercise of the Conversion Right with respect to shares subject to the Warrant (the “Converted Warrant Shares”), the Company shall deliver to the Holder (without payment by the Holder of any exercise price or any cash or other consideration) that number of fully paid and nonassessable Warrant Shares computed using the following formula:

X =	Y (A — B)

A

Where:	X = the number of shares of Warrant Shares to be delivered to the Holder;

Y = the number of Converted Warrant Shares;

A = the fair market value of one Warrant Share on the Conversion Date (as defined below); and

B = the Exercise Price (as adjusted to the Conversion Date).

     No fractional shares shall be issuable upon exercise of the Conversion Right, and if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the Holder an amount in cash equal to the fair market value of the resulting fractional share on the Conversion Date (as defined below). Shares issued pursuant to the Conversion Right shall be treated as if they were issued upon the exercise of the Warrant.
          (b) Method of Exercise. The Conversion Right may be exercised by the Holder by the surrender of the Warrant at the principal office of the Company together with a written statement specifying that the Holder thereby intends to exercise the Conversion Right and indicating the total number of shares under the Warrant that the Holder is exercising through the Conversion Right. Such conversion shall be effective upon receipt by the Company of the Warrant together with the aforesaid written statement, or on such later date as is specified therein (the “Conversion Date”). Certificates for the shares issuable upon exercise of the Conversion Right shall be delivered to the Holder promptly following the Conversion Date.
          (c) Determination of Fair Market Value. For purposes of this Section 5, fair market value of a Warrant Share on the Conversion Date shall be determined as follows:
               (i) If this Warrant is to be exercised contingent upon and effective immediately prior to the initial public offering of the Company’s Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (an “Initial Public Offering”), the fair market value of a Warrant Share shall be deemed to be equal to the product of (x) the number of shares of Common Stock into which such Warrant Share is then convertible and (y) the price to the public of the shares of Common Stock sold in the Initial Public Offering as set forth on the front cover of the final prospectus relating to the Initial Public Offering;
               (ii) If the Common Stock is traded on a stock exchange or the Nasdaq Stock Market (or a similar national quotation system), the fair market value of a Warrant Share shall be deemed to be the product of (x) the average of the closing selling prices of the Common Stock on the stock exchange or system determined by the Board to be the primary market for the Common Stock over the ten (10) trading day period ending on the date prior to the Conversion Date, as such prices are officially quoted in the composite tape of transactions on such exchange or system and (y) the number of shares of Common Stock into which such Warrant Share is convertible at the date of calculation;
               (iii) If the Common Stock is traded over-the-counter, the fair market value of a Warrant Share shall be deemed to be the product of (x) the average of the closing bid prices (or, if such information is available, the closing selling prices) of the Common Stock over the ten (10) trading day period ending on the date prior to the Conversion Date, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system and (y) the number of shares of Common Stock into which such Warrant Share is convertible at the date of calculation; and
               (iv) If there is no public market for the Common Stock, then the fair market value of a Warrant Share shall be determined by the Board of Directors of the Company in good faith, and, upon request of the Holder, the Board (or a representative thereof) shall, as promptly as reasonably practicable but in any event not later than 15 days after such request, notify the Holder of the Fair Market Value per share of Common Stock.
     6. Market Stand-Off Agreement. If requested by the Company and an underwriter of Common Stock (or other securities) of the Company, the Holder shall not sell (including, without limitation, any short sale) or otherwise transfer or dispose of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the one hundred eighty (180) day period (subject to such extension or extensions as may be required by the underwriters in order to publish research reports while complying with the Rule 2711 of the National Association of Securities Dealers, Inc.) following the effective date of a registration statement of the Company filed under the Securities Act, provided that:
          (a) such one hundred eighty (180) day “market stand-off” agreement shall only apply in the context of the Company’s Initial Public Offering; and
          (b) all officers and directors and five percent (5%) stockholders of the Company enter into similar agreements.
     The obligations described in this Section 6 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of such applicable one hundred eighty (180) day period.
     7. Adjustments to Conversion Price. The number and kind of Warrant Shares (or any shares of stock or other securities which may be) issuable upon the exercise of this Warrant and the exercise price hereunder shall be subject to adjustment from time to time upon the happening of certain events, as follows:
          (a) Splits and Subdivisions. In the event the Company should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Series E Preferred Stock or the determination of the holders of Series E Preferred Stock entitled to receive a dividend or other distribution payable in additional shares of Series E Preferred Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Series E Preferred Stock (hereinafter referred to as the “Series E Preferred Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Series E Preferred Stock or Series E Preferred Stock Equivalents, then, as of such record date (or the date of such distribution, split or subdivision if no record date is fixed), the Exercise Price shall be appropriately decreased and the number of Warrant Shares for which this Warrant is exercisable shall be appropriately increased in proportion to such increase of outstanding shares.
          (b) Combination of Shares. If the number of shares of Series E Preferred Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Series E Preferred Stock, the Exercise Price shall be appropriately increased and the number of Warrant Shares for which this Warrant is exercisable shall be appropriately decreased in proportion to such decrease in outstanding shares.
          (c) Reclassification or Reorganization. If the Warrant Shares issuable upon the exercise of this Warrant shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a split, subdivision or stock dividend provided for in Section 7(a) above or a combination of shares provided for in Section 7(b) above, or a reorganization, merger or consolidation provided for in Section 7(d) below, then and in each such event the Holder shall be entitled to receive upon the exercise of this Warrant the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, to which a holder of the number of Warrant Shares issuable upon the exercise of this Warrant would have received if this Warrant had been exercised immediately prior to such reorganization, reclassification or other change, all subject to further adjustment as provided herein.
          (d) Merger or Consolidation. If at any time or from time to time there shall be a capital reclassification or reorganization of the Warrant Shares or a Corporate Transaction (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 7) of the Company, then as a part of such reorganization or Corporate Transaction, adequate provision shall be made so that the Holder shall thereafter be entitled to receive upon the exercise of this Warrant, the number of shares of stock or other securities or property of the Company, resulting from such reorganization, recapitalization or Corporate Transaction to which a holder of the number of Warrant Shares issuable upon the exercise of this Warrant would have received if this Warrant had been exercised immediately prior to such reorganization or Corporate Transaction. In any such case, the Company will make appropriate provision to insure that the provisions of this Section 7 (d) hereof will thereafter be applicable as nearly as may be in relation to any shares of stock or securities thereafter deliverable upon the exercise of this Warrant. The Company shall not effect any such Corporate Transaction unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such Corporate Transaction or the corporation purchasing or acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the Holder, at the last address of the Holder appearing on the books of the Company, such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to purchase, and the other obligations under this Warrant. The provisions of this paragraph 7(d) shall similarly apply to successive reorganizations, reclassifications, or Corporate Transactions.
          (e) Notice of Record Dates; Adjustments. In the event of an Initial Public Offering or a Corporate Transaction, the Company shall provide to the Holder twenty (20) days advance written notice of such Initial Public Offering or Corporate Transaction. The Company shall promptly notify the Holder in writing of each adjustment or readjustment of the Exercise Price hereunder and the number of Warrant Shares issuable upon the exercise of this Warrant. Such notice shall state the adjustment or readjustment and show in reasonable detail the facts on which that adjustment or readjustment is based.
     8. Registration Rights. The Company hereby agrees that the Holder shall be entitled, with respect to all shares of Common Stock issuable upon conversion of the Warrant Shares issued upon the exercise of this Warrant, to the registration rights set forth in Section 1 of the Series E Investors’ Rights Agreement, dated February 3, 2006, as may be amended or supplemented from time to time, the terms of which are hereby incorporated by this reference, with the same force and effect as if specifically set forth herein.
     9. Replacement of Warrants. On receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of such Warrant, the Company at its expense will execute and deliver to the Holder, in lieu thereof, a new Warrant of like tenor.
     10. No Rights or Liability as a Stockholder. This Warrant does not entitle the Holder hereof to any voting rights or other rights as a stockholder of the Company. No provisions hereof, in the absence of affirmative action by the Holder to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder as a stockholder of the Company.
     11. Miscellaneous.
          (a) Transfer of Warrant. The Holder agrees not to make any disposition of this Warrant, the Warrant Shares or any rights hereunder without the prior written consent of the Company. Any such permitted transfer must be made by the Holder in person or by duly authorized attorney, upon delivery of this Warrant and the form of assignment attached hereto as Exhibit B to any such permitted transferee. As a condition precedent to such transfer, the transferee shall sign an investment letter in form and substance satisfactory to the Company. Subject to the foregoing, the provisions of this Warrant shall inure to the benefit of and be binding upon any successor to the Company and shall extend to any holder hereof.
          (b) Titles and Subtitles. The titles and subtitles used in this Warrant are for convenience only and are not to be considered in construing or interpreting this Warrant.
          (c) Notices. Any notice required or permitted to be given to a party pursuant to the provisions of this Warrant shall be in writing and shall be effective and deemed given to such party under this Warrant on the earliest of the following: (a) the date of personal delivery; (b) two (2) business days after transmission by facsimile, addressed to the other party at its facsimile number, with confirmation of transmission; (c) four (4) business days after deposit with a return receipt express courier for United States deliveries; or (d) five (5) business days after deposit in the United States mail by registered or certified mail (return receipt requested) for United States deliveries. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to such party at the address set forth on the signature page hereto, or at such other address as such party may designate by ten (10) days advance written notice to the other party hereto. Notices to the Company will be marked “Attention: Chief Financial Officer.”
          (d) Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

          (e) Amendments and Waivers. Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively) with the written consent of the Holder and the Company. Any amendment or waiver effected in accordance with this Section 11(e) shall be binding upon the Holder of this Warrant (and of any securities into which this Warrant is convertible), each future holder of all such securities, and the Company.
          (f) Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
          (g) Governing Law. This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to its conflicts of laws principles.
          (h) Counterparts. This Warrant may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
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     In Witness Whereof, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first written above.

ARTES MEDICAL, INC.,
a Delaware corporation

By:

	Name:	Peter C. Wulff
	Title:	Chief Financial Officer

	Address:	5870 Pacific Center Blvd.
San Diego, CA 92121

ACKNOWLEDGED AND AGREED:

[Holder]

By:

Name:

Title:

EXHIBIT A
FORM OF SUBSCRIPTION
(To be signed only on exercise of Warrant)
To: ARTES MEDICAL, INC.
     The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby irrevocably elects to (a) purchase                     shares of the Series E Preferred Stock covered by such Warrant and herewith makes payment of $                     , representing the full purchase price for such shares at the price per share provided for in such Warrant, or (b) exercise such Warrant for                      shares purchasable under the Warrant pursuant to the Net Issue Exercise provisions of Section 5 of such Warrant.
     Please issue a certificate or certificates representing                      shares in the name of the undersigned or in such other name or names as are specified below:

(Name)

(Address)
     The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares, all except as in compliance with applicable securities laws.

(Signature must conform in all respects to name of the Holder as specified on the face of the Warrant)

(Print Name)

(Address)
Dated:

EXHIBIT B
FORM OF ASSIGNMENT
(To assign the foregoing Warrant, execute this form
and supply required information. Do not use this
form to purchase shares.)
     For Value Received, the foregoing Warrant and all rights evidenced thereby are hereby assigned to:

Name:

(Please Print)
Address:

(Please Print)
Dated:                                         , 20

Holder’s
Signature:

Holder’s
Address:

NOTE: The signature to this Form of Assignment must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.